(a)   Exhibit 11 - COMPUTATION OF BASIC EARNINGS PER COMMON SHARE AND DILUTED
                   EARNINGS PER COMMON SHARE

                                            Three Months Ended  Six Months Ended
                                              June 30, 1999      June 30, 1999
                                               -------------     -------------
                                                   (Dollars in thousands,
                                                   except per share data)
BASIC EARNINGS PER COMMON SHARE

Net income available to common shareholders      $    2,262       $    4,375
                                                 ==========       ==========

Weighted average common shares outstanding        6,026,891        5,974,633
                                                 ==========       ==========

Basic earnings per common share                  $      .38       $      .73
                                                 ==========       ==========


DILUTED EARNINGS PER COMMON SHARE

Net income available to common shareholders      $    2,262       $    4,375
                                                 ==========       ==========

Weighted average common shares outstanding        6,026,891        5,974,633

Add:  Dilutive effects of assumed exercises of
     stock options and warrants                     305,952          351,562

Weighted average common and dilutive potential
     common shares outstanding                    6,332,843        6,326,195
                                                 ==========       ==========

Dilutive earnings per common share               $      .36       $      .69
                                                 ==========       ==========



Note: The share and per share information disclosed above have been retroactively adjusted to reflect the 10% stock dividend paid on June 30, 1999.